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                                                                    EXHIBIT 10.3
June 11, 1997


Graeme Ferguson
RR # 1
Baysville, Ontario
P0B 1A0   Canada


Dear Graeme:


        Re:  Consulting Agreement
             --------------------

     The letter will confirm the agreement between you (the "Consultant") and Imax Corporation (the "Corporation") relating to your services as consultant and filmmaker to the Corporation.

1.    Consulting Services    The Corporation shall retain the Consultant  to
      -------------------
render the following services as consultant and filmmaker to the Corporation, under the guidance and direction of the Corporation's Chief Executive Officer(s): (a) producing film projects for the Corporation; (b) overseeing the production and post-production activities on film projects developed by the Consultant; (c) meeting with the Corporation's employees and/or with third parties to discuss IMAX production and/or direction techniques; (d) providing general business advice and counsel to the Corporation; (e) making appropriate introductions to boards, institutions and individuals necessary or useful in the furtherance of the Corporation's businesses; and (f) such other consultative and independent producer services as may from time to time be agreed upon between the parties.

2.    Previous Film Projects  During the term of a  Consulting Agreement between
      ----------------------
the Consultant and the Corporation dated December 31, 1993 (the "1993 Agreement"), the Consultant produced or co-produced two "Designated Pictures":
"Destiny in Space" and "Into the Deep" (The Last Wilderness) as well as the "Subsequent Pictures": "Cosmic City", "L-5 - First City in Space", and "Mission to Mir" (released in May 1997).
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3.    Performance    The Consultant shall render performance of the services
      -----------
hereunder to the best of his ability and in a competent and professional manner. The Consultant shall devote one half of his time, attention and ability to the businesses of the Corporation, and in particular all services of the Consultant relating to film-making shall be exclusively rendered to the Corporation during the term of this Agreement; provided that the parties contemplate that they may in good faith agree in the future that the Consultant will spend either more or less than 50% of his time on the businesses of the Corporation, in which event the fees payable to the Consultant under this Agreement shall be renegotiated in good faith, but in any event the Consultant's services relating to film-making shall continue to be rendered exclusively to the Corporation.

4.    Term      The provision of services by the Consultant to the Corporation
      ----
hereunder shall commence on the date hereof and shall continue until 1 year from such date; provided that the term of this Agreement shall be renewable by the parties by mutual written consent. Upon completion of this contract, the terms of Paragraph 6 "Incentive Compensation", shall survive.

5.    Fee for Services       The Corporation shall pay to the Consultant for all
      ----------------
services provided by the Consultant under this Agreement a fee at the rate of Cdn$137,500 per year. The Consultant specifically acknowledges that the Corporation shall be entitled to receive or retain all amounts payable pursuant to the production budgets for the Designated Pictures (as defined in Paragraph 2 above), or the Subsequent Pictures (as defined in Paragraph 2 above), or any future film projects that are set up during the term of this Agreement, in respect of the services or expenses of the Consultant, as well as an overhead and profit allowance.

6.    Incentive Compensation       In addition to the basic fee set out in
      ----------------------
Paragraph 5, the Corporation shall have an ongoing obligation to pay to the Consultant 7-1/2% of the "Sponsor Overages" of the Subsequent Pictures (as defined in Paragraph 2 above) and 12- 1/2% of the "Imax Distribution Profits" of the Designated Pictures and the Subsequent Pictures. In addition, the Corporation shall pay to the Consultant 7 1/2% of the "Sponsor Overages" and 12 1/2% of the "Imax Distribution Profits" of any future film projects developed and produced by the Consultant pursuant to this Agreement. "Sponsor Overages" means the amount, if any, by which contributions by third party sponsors to a particular film project exceed the production costs of the film project (including overhead and interest as described in (iv) below); and "Imax Distribution Profits" means all revenue received by the Corporation, other than Sponsor Overages (and, with respect to the Designated Pictures and the Subsequent Pictures, excluding merchandising receipts), derived from the distribution and exploitation of the respective film project, after deduction and repayment of (i) all distribution, promotion and marketing fees and expenses, including but not limited to a 15% distribution fee to the Corporation; (ii) all taxes deducted at source; (iii) all residual and royalty payments required pursuant to any collective agreements or otherwise; (iv) the audited costs of production of the film project plus an overhead allowance of 10%, together with interest on the amount of the foregoing covered by the Corporation at the greater of (1) the prime commercial lending rate set from time to time by the Corporation's principal bankers for Canadian dollar loans in Canada, or (2) the actual borrowing rate payable by the Corporation for covering such amount;
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and (v) all shares of revenue payable to third parties advancing funds or deferring fees or providing services in connection with the respective film project; provided that, notwithstanding the foregoing, the Consultant's share of Imax Distribution Profits from (A) any one of the Designated Pictures and the Subsequent Pictures will first offset (a) losses, if any, from any other of the Designated Pictures or the Subsequent Pictures where Imax Distribution Profits would otherwise be payable, and (b) amounts, if any, that film funding payments have not been sufficient for the Corporation to recover payments made by it pursuant to Paragraphs 2, 6, 7 and Schedule A of the 1993 Agreement; and (B) any one of the future film projects developed pursuant to this Agreement will first offset (a) losses, if any, from any other of such future films where Imax Distribution Profits would otherwise be payable, and (b) amounts, if any, that film funding payments have not been sufficient for the Corporation to recover payments made by it pursuant to Paragraphs 5 and 7 (and, to the extent any such future films are produced in conjunction with the Corporation's subsidiary, Imax Space Ltd., a reasonable allocation of the general expenses and overhead of Imax Space Ltd. attributed to such films, as determined after consultation with the Consultant) provided further that in the case of any particular future film project which is produced with the primary intention of generating profits in the projection division of the Corporation rather than the film-making division, the parties agree to discuss in good faith the extent to which losses from such film project will be subject to the foregoing proviso. The Corporation shall provide quarterly reports to the Consultant commencing with the quarter ended June 30, 1997 and make payments when due. The Consultant shall have the right to a reasonable audit annually.

7.    General Expenses and Overhead      The Corporation shall reimburse the
      -----------------------------
Consultant for all reasonable expenses actually and properly incurred by the Consultant (including continuing one half the current auto allowance) in the performance of the services hereunder, to a maximum amount mutually agreed upon by the Corporation and the Consultant in advance of each year, provided that all such expenses shall be paid in accordance with the normal practices of the Corporation in force from time to time. In addition, the Corporation agrees to reimburse the Consultant for up to Cdn$3,750.00 annually in direct out-of-pocket expenses actually incurred by the Consultant for the Consultant's personal business and tax planning advice. The Consultant's principal office shall be at his home. In addition, the Corporation shall provide the Consultant with a private office in Toronto or at its Sheridan Park offices in Mississauga. The Consultant shall be entitled to at least business class air travel, subject to availability.

8.    Development Expenses      With respect to new film projects developed for
      --------------------
the Corporation by the Consultant, the Consultant agrees to seek approval for the development of each such project from the Corporation's Chief Executive Officer(s). The Corporation shall reimburse the Consultant for reasonable, direct, out-of-pocket expenses actually expended by the Consultant for the development of such approved film projects under this Agreement, provided that such expenses receive the prior approval of the Corporation. Reimbursement shall be made either (a) to the Consultant monthly following receipt by the Corporation of proper invoices and vouchers together with reasonably detailed report setting out the progress of the various film projects and the application of expenses, or (b) directly to the third parties respectively entitled to payment, upon approval by the Consultant. There are no projects currently in development for which the Consultant is responsible.
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9.    Benefits    The Corporation shall use all reasonable efforts to ensure
      --------
that the Consultant shall be entitled to participate in all of the Corporation's insured benefit plans generally available to its employees from time to time, in accordance with the terms thereof. The Consultant acknowledges receiving a written summary of the terms of such benefit plans. In addition, the Corporation shall use all reasonable efforts to ensure that the Consultant shall be entitled to participate in the Corporation's existing retirement benefits, as set out in Schedule A, upon ceasing to be a consultant.

10.    Vacation    During the period that the Consultant is rendering services
       --------
under this Agreement, the Corporation acknowledges that the Consultant shall be entitled to 5 weeks vacation per annum, on a one-half time basis. Such vacation shall be taken at a time or times acceptable to the Corporation having regard to its operations.

11.    Funding Film Projects    All financing arrangements for film projects are
       ---------------------
expressly subject to the Corporation's approval. Nothing in this Agreement shall obligate the Corporation to produce, raise production financing for, or otherwise use or exploit any film project developed or otherwise contributed to by the Consultant under this Agreement.

12.    Termination Rights  If:
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  (a)  the Corporation is sold or merged, or if control of the Corporation changes, or

  (b) the Corporation has approved a particular film project or course of action with respect to a film project, and the Consultant and third parties with whom the Consultant has interacted on behalf of the Corporation have relied upon such approval or course of action, but the Corporation subsequently rescinds such approval or materially changes its course of action with respect to such project, the Consultant shall have the right within 30 days following the occurrence of either such event to terminate the term of this Agreement by 90 days written notice to the Corporation, subject to his ongoing obligations to deliver, in a professional and workmanlike fashion, projects then currently underway other than the disputed project, so long as the Corporation continues to duly provide production funding for such projects. Upon such termination, all obligations of the parties, except those set out in Paragraph 6 and Paragraphs 13 to 17 inclusive, shall cease; provided that so long as the Consultant is duly providing services with respect to projects then currently underway other than the disputed project, the Consultant shall be entitled to compensation for such services to be negotiated in good faith by the parties as a pro-rated percentage of the basic fee set out in Paragraph 5.

13.    Indemnity    The Consultant shall indemnify and save the Corporation
       ---------
harmless from and against all claims, actions, losses, expenses, costs or damages of every nature and kind whatsoever which the Corporation or its officers, employees or agents may suffer as a result of the breach by the Consultant of the provisions of Paragraph 16 of this Agreement. As and from the date of commencement of the term of the Agreement, except as otherwise specifically provided in this Agreement, the Consultant waives all rights to future
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                                      -5-

compensation from the Corporation and its subsidiaries and associate companies, and releases and forever discharges the Corporation from any and all liability in connection therewith.

14.    Non-disclosure  The Consultant undertakes that the Consultant shall not
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(either during the term of this Agreement or at any time thereafter) use or disclose to any third party any information relating to the private or confidential affairs of the Corporation or relating to any secrets of the Corporation, other than for the Corporation's purposes.

15.    Grant of Rights  The Consultant hereby: (a) grants to the Corporation all
       ---------------
copyrights, patent rights and other rights in all work furnished or created by the Consultant pursuant to this Agreement; (b) agrees to sign all documents which may be required to confirm the Corporation's absolute ownership of such work; (c) waives the moral rights associated with such work within the meaning of the Canadian Copyright Act; and (d) grants to the Corporation the rights to and to license others to use the name, likeness, biography and other identifications of the Consultant in connection with any and all uses and promotions of such work and derivatives thereof. Without limiting the generality of the foregoing, all rights of whatsoever nature and kind (now or hereafter known) in the Designated Pictures, the Subsequent Pictures, and any and all other film projects developed or contributed to by the Consultant pursuant to this Agreement shall be, from the inception of the creation thereof, the exclusive property of the Corporation, and for the purposes of the United States Copyright Act same shall be deemed to constitute "works-made-for-hire"; provided that in the event that for whatever reason the Consultant retains any rights in any such film projects, the Consultant hereby assigns same exclusively to the Corporation and free, clear and unencumbered.

16.    Not Employee    The Consultant will receive payments under this Agreement
       ------------
on the basis of a consultant on payroll, but the Consultant warrants and represents to the Corporation and agrees that he is not an employee of the Corporation.

17.    Non-Competition and Confidentiality     The Consultant shall not, without
       -----------------------------------
the prior written consent of the Corporation, within North America at any time for a period of 18 months following the date of termination of this Agreement, for whatever reason and with or without cause, either directly or indirectly carry on or be engaged in the business of (i) creating, distributing or exhibiting large-screen large format audio-visual and related sound systems, or
(ii) directing, producing or distributing large format films, unless the Corporationhas been provided with the opportunity to participate in such project and declined, and such films are not being produced for or on behalf of direct competitors of the Corporation in the large format theatre business ("direct competitors"). Nothing herein shall be construed as preventing the Consultant from producing or directing large format films where the Corporation has declined to participate and the film is not being produced for or on behalf of a direct competitor, or from producing or directing 35mm format films, following the end of the term of this Agreement.

        The Consultant shall not, without the prior written consent of the Corporation, directly or indirectly, disclose or use any secret or confidential information that he may learn or has learned by reason of his association with the Corporation or any of its subsidiaries or affiliates.
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18.    Severability    If any provision of this Agreement is determined to be
       ------------
invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provisions or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

19.    General    This Agreement shall enure to the benefit of and be binding
       -------
upon the heirs, executors, administrators and legal personal representatives of the Consultant and the successors and assigns of the Corporation, respectively. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreement between the parties hereto with respect thereto, including the 1993 Agreement (which is agreed to have been extended from its original term to and until the date of this Agreement), except that this Agreement does not cancel Paragraph 6A, in the 1993 Agreement: "Incentive Compensation" with respect to the Designated Pictures and the Subsequent Pictures which are specifically carried forward in Paragraph 6 hereof. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express implied or statutory between the parties other than as expressly set forth in this Agreement. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

20.    Governing Law     This Agreement shall be governed by and construed in
       -------------
accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

       If the foregoing correctly sets forth your understanding of the agreement, kindly so confirm by signing in the appropriate space below, so as to make this letter a valid, binding and enforceable agreement between us.

                                        Yours sincerely,

                                        Imax Corporation


                                        Per: /s/ Bradley J. Wechsler
                                            -------------------------------

Agreed and Accepted:


/s/ I. Graeme Ferguson                  Date: 6/18/97
---------------------------                  ------------------------------
I. Graeme Ferguson
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                                  SCHEDULE A
                                  ----------

RETIREMENT PLAN II

ELIGIBILITY

 . Employees age 60 years or older with 12 years continuous service whose final position was that of Founder, Principal, CEO, Vice President, or member of the Management Group (or comparable position), are eligible for this plan.

 . All employees who were members of the Management Group on September 1, 1993, will remain eligible for this plan when they retire, regardless of a change in their position or role.


LIFE INSURANCE

 .  AMOUNT - $8,000


DENTAL

 . Retirement dental benefits are the same as dental benefits for non-retired employees.


EXTENDED HEALTH

 . Lifetime coverage is provided for eligible retirees and their dependents subject to an annual maximum of $10,000 per person.

 .  Travel Assistance benefits are not included.

 . The vision and hearing care and professional services are the same as for non-retired employees subject to the $10K annual maximum.

LONG TERM DISABILITY

 .  Long term disability benefits are not available to retired employees.


ACCIDENTAL DEATH AND DISMEMBERMENT

 . Accidental Death and Dismemberment benefits are not available to retired employees.